   As filed with the U.S. Securities and Exchange Commission on July 28, 2026

Securities Act File No. 333-294276

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933   X

Pre-Effective Amendment No.

Post-Effective Amendment No. 2

VOYA INVESTORS TRUST

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Address of Principal Executive Offices)

1-800-992-0180

(Registrant’s Telephone Number, Including Area Code)

Joanne F. Osberg, Esq.

Voya Investments, LLC

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Name and Address of Agent for Service)

With copies to:

Elizabeth J. Reza, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the

Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class ADV, Class I, Class S, and Class S2 shares of beneficial interest in the series of the registrant designated as VY® Columbia Real Estate Portfolio.

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit to the Registrant’s Registration Statement on Form N-14 the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of VY® CBRE Global Real Estate Portfolio, a series of Voya Investors Trust (the “Registrant”), with and into VY® Columbia Real Estate Portfolio, a series of the Registrant, as required by Item 16(12) of Form N-14. Accordingly, this Post Effective Amendment (the “Amendment”) consists only of a facing page, this explanatory note, and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. The Registrant hereby incorporates by reference the Proxy Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, to Registrant’s Form N-14 (File No. 333-294276) filed with the U.S. Securities and Exchange Commission on April 22, 2026. This Amendment does not modify any other part of the Registration Statement.

PART C.
OTHER INFORMATION
Item 15. Indemnification
Reference is made to Article V, Section 5.4 of the Registrant’s Agreement and Declaration of Trust, which is incorporated by reference herein.
Pursuant to Indemnification Agreements between the Trust and each Independent Trustee, the Trust indemnifies each Independent Trustee against any liabilities resulting from the Independent Trustee’s serving in such capacity, provided that the Trustee has not engaged in certain disabling conduct.
The Trust has a management agreement with Voya Investments, LLC (“Voya Investments”). Generally, the Trust will indemnify Voya Investments from and against, any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under the management agreement between the Trust and Voya Investments, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Voya Investment’s duties, or by reason of reckless disregard of its obligations and duties under the agreement.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant by the Registrant pursuant to the Trust’s Agreement and Declaration of Trust, its By-laws or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by directors, officers or controlling persons or the Registrant in connection with the successful defense of any act, suit or proceeding) is asserted by such directors, officers or controlling persons in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.
Item 16. Exhibits
(1)(a)
Amended and Restated Agreement and Declaration of Trust dated February 26, 2002 – Filed as an Exhibit to
Post-Effective Amendment No. 51 to the Registrant’s Form N-1A Registration Statement on April 30, 2003 and
incorporated herein by reference.

(1)(b)
Certificate of Amendment effective May 1, 2003 to the Amended and Restated Agreement and Declaration of
Trust dated February 26, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 51 to the Registrant’s
Form N-1A Registration Statement on April 30, 2003 and incorporated herein by reference.

(1)(c)
Amendment #2, effective May 1, 2003, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (re-designation of ING AIM Capital Mid Cap Growth Portfolio to ING AIM Mid Cap Growth
Portfolio and ING FMR Diversified Mid Cap Portfolio to ING FRMsm Diversified Mid Cap Portfolio) – Filed as
an Exhibit to Post-Effective Amendment No. 54 to the Registrant’s Form N-1A Registration Statement on
August 1, 2003 and incorporated herein by reference.

(1)(d)
Amendment #3, effective June 2, 2003, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 54 to the Registrant’s Form N-1A
Registration Statement on August 1, 2003 and incorporated herein by reference.

(1)(e)
Amendment #4, effective June 16, 2003, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (establishment of additional separate series designated as ING American Growth Portfolio,
ING American International Portfolio and ING American Growth-Income Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 54 to the Registrant’s Form N-1A Registration Statement on August 1, 2003 and
incorporated herein by reference.

(1)(f)
Amendment #5, dated August 25, 2003, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (abolition of Global Balanced Series) – Filed as an Exhibit to Post-Effective Amendment No.
57 to the Registrant’s Form N-1A Registration Statement on November 5, 2003 and incorporated herein by reference.

(1)(g)
Amendment #6, effective September 2, 2003, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING JPMorgan Fleming International Enhanced EAFE Portfolio to
ING Julius Baer Foreign Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 57 to the Registrant’s
Form N-1A Registration Statement on November 5, 2003 and incorporated herein by reference.

(1)(h)
Amendment #7, effective September 2, 2003, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING American Growth Portfolio to ING American Funds Growth
Portfolio, ING American Growth-Income Portfolio to ING American Funds Growth-Income Portfolio and ING
American International Portfolio to ING American Funds International Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 57 to the Registrant’s Form N-1A Registration Statement on November 5, 2003
and incorporated herein by reference.

(1)(i)
Amendment #9, effective November 11, 2003, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING JPMorgan Fleming Small Cap Equity Portfolio to ING JPMorgan
Small Cap Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 59 to the Registrant’s Form
N-1A Registration Statement on February 27, 2004 and incorporated herein by reference.

(1)(j)
Amendment #10 effective June 2, 2003 to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (designation of Class R shares) – Filed as an Exhibit to Post-Effective Amendment No. 60 to
the Registrant’s Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

(1)(k)
Amendment #11 effective January 20, 2004 to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (establishment of additional separate series designated as ING Evergreen Health Sciences
Portfolio, ING Evergreen Omega Portfolio, ING Lifestyle Aggressive Growth Portfolio, ING Lifestyle Growth
Portfolio, ING Lifestyle Moderate Growth Portfolio and ING Lifestyle Moderate Portfolio) – Filed as an Exhibit
to Post-Effective Amendment No. 60 to the Registrant’s Form N-1A Registration Statement on April 30, 2004 and
incorporated herein by reference.

(1)(l)
Amendment #12 effective February 25, 2004 to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Janus Growth and Income Portfolio to ING Legg Mason Value
Portfolio and ING Eagle Asset Value Equity Portfolio to ING Eagle Asset Capital Appreciation Portfolio) – Filed
as an Exhibit to Post-Effective Amendment No. 60 to the Registrant’s Form N-1A Registration Statement on
April 30, 2004 and incorporated herein by reference.

(1)(m)
Amendment #13, effective August 1, 2004, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Goldman Sachs Internet Tollkeepersm Portfolio to ING Goldman
Sachs Tollkeeprsm Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 63 to the Registrant’s Form
N-1A Registration Statement on April 11, 2005 and incorporated herein by reference.

(1)(n)
Amendment #14, effective August 6, 2004, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Mercury Fundamental Growth Portfolio to ING Mercury Large
Cap Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 63 to the Registrant’s Form N-1A
Registration Statement on April 11, 2005 and incorporated herein by reference.

(1)(o)
Amendment #15, dated September 3, 2004, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (abolition of Fund for Life Series) – Filed as an Exhibit to Post-Effective Amendment
No. 63 to the Registrant’s Form N-1A Registration Statement on April 11, 2005 and incorporated herein by reference.

(1)(p)
Amendment #16, effective November 8, 2004, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING MFS Research Portfolio to ING Oppenheimer Main Street
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 63 to the Registrant’s Form N-1A Registration
Statement on April 11, 2005 and incorporated herein by reference.

(1)(q)
Amendment #17, effective February 1, 2005, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (establishment of additional separate Series designated as ING FMRsm Earnings Growth
Portfolio, ING JPMorgan Value Opportunities Portfolio, ING Marsico International Opportunities Portfolio, ING
MFS Utilities Portfolio, ING Pioneer Fund Portfolio and ING Pioneer Mid Cap Value Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 63 to the Registrant’s Form N-1A Registration Statement on April 11,
2005 and incorporated herein by reference.

(1)(r)
Amendment #18, effective April 29, 2005, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of Class I shares to Institutional Class shares for all Series of the Trust) –
Filed as an Exhibit to Post-Effective Amendment No. 63 to the Registrant’s Form N-1A Registration Statement on
April 11, 2005 and incorporated herein by reference.

(1)(s)
Amendment #19, effective May 2, 2005, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (re-designation of ING Capital Guardian Small Cap Portfolio to ING Capital Guardian
Small/Mid Cap Portfolio, ING Developing World Portfolio to ING JPMorgan Emerging Markets Equity Portfolio,
ING Janus Special Equity Portfolio to ING Janus Contrarian Portfolio, and ING UBS U.S. Balanced Portfolio to
ING UBS U.S. Allocation Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 63 to the
Registrant’s Form N-1A Registration Statement on April 11, 2005 and incorporated herein by reference.

(1)(t)
Amendment #20, effective July 25, 2005, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (establishment of additional separate Series designated as ING MarketStyle Growth Portfolio,
ING MarketStyle Moderate Growth Portfolio, ING MarketStyle Moderate Portfolio, ING MarketPro Portfolio, and
ING VP Index Plus International Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 66 to
the Registrant’s Form N-1A Registration Statement on July 26, 2005 and incorporated herein by reference.

(1)(u)
Amendment #21, effective August 15, 2005, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Mercury Focus Value Portfolio to ING Mercury Large Cap Value
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 66 to the Registrant’s Form N-1A Registration
Statement on July 26, 2005 and incorporated herein by reference.

(1)(v)
Amendment #22 effective August 29, 2005 to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Jennsion Equity Opportunities Portfolio to ING Wells Fargo Mid
Cap Disciplined Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 66 to the Registrant’s Form
N-1A Registration Statement on July 26, 2005 and incorporated herein by reference.

(1)(w)
Amendment #23, effective November 30, 2005, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (establishment of additional separate Series designated as ING EquitiesPlus Portfolio,
ING FMRsm Small Cap Equity Portfolio, ING Global Real Estate Portfolio, and ING Wells Fargo Small Cap
Disciplined Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 69 to the Registrant’s Form N-1A
Registration Statement on November 29, 2005 and incorporated herein by reference.

(1)(x)
Amendment #24, effective December 1, 2005, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Salomon Brothers Investors Portfolio to ING Lord Abbett
Affiliated Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 73 to the Registrant’s Form N-1A
Registration Statement on April 27, 2006 and incorporated herein by reference.

(1)(y)
Amendment # 25, effective December 5, 2005, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Alliance Mid Cap Growth Portfolio to ING AllianceBernstein
Mid Cap Growth Portfolio and ING Capital Guardian Managed Global Portfolio to ING Templeton Global
Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 73 to the Registrant’s Form N-1A
Registration Statement on April 27, 2006 and incorporated herein by reference.

(1)(z)
Amendment #26, dated January 3, 2006, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (abolition of Series of Shares of Beneficial Interest of ING AIM Mid Cap Growth Portfolio) –
Filed as an Exhibit to Post-Effective Amendment No. 73 to the Registrant’s Form N-1A Registration Statement on
April 27, 2006 and incorporated herein by reference.

(1)(aa)
Amendment #27, effective March 24, 2006, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (establishment of additional separate Series designated as ING Franklin Income Portfolio and ING Quantitative Small Cap Value Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 73 to
the Registrant’s Form N-1A Registration Statement on April 27, 2006 and incorporated herein by reference.

(1)(bb)
Amendment #28, effective April 28, 2006, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of Service 1 Class shares to Service Class shares for ING LifeStyle
Aggressive Growth Portfolio, ING LifeStyle Growth Portfolio, ING LifeStyle Moderate Growth Portfolio and
ING LifeStyle Moderate Portfolio; and designation of Adviser Class shares and Institutional Class shares for ING
LifeStyle Aggressive Growth Portfolio, ING LifeStyle Growth Portfolio, ING LifeStyle Moderate Growth
Portfolio and ING LifeStyle Moderate Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 73 to the
Registrant’s Form N-1A Registration Statement on April 27, 2006 and incorporated herein by reference.

(1)(cc)
Amendment #29, effective April 28, 2006, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Quantitative Small Cap Value Portfolio to ING Disciplined Small
Cap Value Portfolio, and ING Salomon Brothers All Cap Portfolio to ING Legg Mason Partners All Cap
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 73 to the Registrant’s Form N-1A Registration
Statement on April 27, 2006 and incorporated herein by reference.

(1)(dd)
Amendment #30, effective May 1, 2006, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (establishment of additional separate Series designated as ING FMRsm Equity Income Portfolio and ING Pioneer Equity Income Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 75 to the
Registrant’s Form N-1A Registration Statement on July 14, 2006 and incorporated herein by reference.

(1)(ee)
Amendment #31, effective August 7, 2006, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002, (re-designation of ING MFS Mid Cap Growth Portfolio to ING FMRsm Mid Cap
Growth Portfolio and ING Goldman Sachs Tollkeepersm Portfolio to ING Global Technology Portfolio) – Filed as
an Exhibit to Post-Effective Amendment No. 76 to the Registrant’s Form N-1A Registration Statement on
February 7, 2007 and incorporated herein by reference.

(1)(ff)
Amendment #32, effective November 6, 2006, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Mercury Large Cap Growth Portfolio to ING BlackRock Large
Cap Growth Portfolio, ING Mercury Large Cap Value Portfolio to ING BlackRock Large Cap Value Portfolio,
ING FMRsm Earnings Growth Portfolio to ING FMRsm Large Cap Growth Portfolio and ING JPMorgan Small
Cap Equity Portfolio to ING JPMorgan Small Cap Core Equity Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 76 to the Registrant’s Form N-1A Registration Statement on February 7, 2007 and incorporated herein by reference.

(1)(gg)
Amendment #33, dated December 27, 2006, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING Eagle Asset Capital
Appreciation Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Registrant’s Form N-1A
Registration Statement on February 7, 2007 and incorporated herein by reference.

(1)(hh)
Amendment #34, effective April 3, 2007, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (establishment of additional separate Series designated as ING BlackRock Inflation Protected
Bond Portfolio, ING Franklin Mutual Shares Portfolio and ING Franklin Templeton Founding Strategy Portfolio)
– Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement
on April 27, 2007 and incorporated herein by reference.

(1)(ii)
Amendment #35 effective April 30, 2007 to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (re-designation of ING International Portfolio to ING International Growth Opportunities
Portfolio, ING Van Kampen Equity Growth Portfolio to ING Van Kampen Capital Growth Portfolio, and ING
Wells Fargo Mid Cap Disciplined Portfolio to ING Wells Fargo Disciplined Value Portfolio) – Filed as an Exhibit
to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 27, 2007 and
incorporated herein by reference.

(1)(jj)
Amendment #36, effective April 30, 2007, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (designation of Service Class shares for ING Stock Index Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A Registration Statement on April 27,
2007 and incorporated herein by reference.

(1)(kk)
Amendment #37, dated May 3, 2007, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING Capital Guardian Small/Mid Cap
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 79 to the Registrant’s Form N-1A Registration
Statement on July 27, 2007 and incorporated herein by reference.

(1)(ll)
Amendment #38, dated May 3, 2007, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING Legg Mason Partners All Cap
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 79 to the Registrant’s Form N-1A Registration
Statement on July 27, 2007 and incorporated herein by reference.

(1)(mm)
Amendment #39, effective June 25, 2007, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (establishment of additional Series designated as ING Focus 5 Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 79 to the Registrant’s Form N-1A Registration Statement on July 27,
2007 and incorporated herein by reference.

(1)(nn)
Amendment # 40, effective July 31, 2007, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (designation of Service 2 Class shares for ING Stock Index Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 79 to the Registrant’s Form N-1A Registration Statement on July 27,
2007 and incorporated herein by reference.

(1)(oo)
Amendment #41, effective September 12, 2007, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (establishment of additional separate Series designated as ING American Funds Bond
Portfolio and ING LifeStyle Conservative Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 83 to
the Registrant’s Form N-1A Registration Statement on October 16, 2007 and incorporated herein by reference.

(1)(pp)
Plan of Liquidation and Dissolution of Series of ING MarketPro Portfolio, effective October 26, 2007 – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant’s Form N-1A Registration Statement on
April 25, 2008 and incorporated herein by reference.

(1)(qq)
Plan of Liquidation and Dissolution of Series of ING MarketStyle Growth Portfolio, effective October 26, 2007 –
Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant’s Form N-1A Registration Statement on
April 25, 2008 and incorporated herein by reference.

(1)(rr)
Plan of Liquidation and Dissolution of Series of ING MarketStyle Moderate Growth Portfolio, effective
October 26, 2007 – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant’s Form N-1A
Registration Statement on April 25, 2008 and incorporated herein by reference.

(1)(ss)
Plan of Liquidation and Dissolution of Series of ING MarketStyle Moderate Portfolio, effective October 26, 2007
– Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant’s Form N-1A Registration Statement
on April 25, 2008 and incorporated herein by reference.

(1)(tt)
Amendment #42, dated November 29, 2007, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING MarketPro Portfolio, ING
MarketStyle Growth Portfolio, ING MarketStyle Moderate Portfolio and ING MarketStyle Moderate Growth
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant’s Form N-1A Registration
Statement on April 25, 2008 and incorporated herein by reference.

(1)(uu)
Amendment #43, effective January 7, 2008, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (establishment of additional separate Series designated as ING American Funds Asset
Allocation Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant’s Form N-1A
Registration Statement on April 25, 2008 and incorporated herein by reference.

(1)(vv)
Amendment #44, effective January 31, 2008, to the Amended and Restated Agreement and Declaration of Trust,
dated February 26, 2002 (re-designation of ING FMR Large Cap Growth Portfolio to ING Van Kampen Large
Cap Growth Portfolio and ING FMR Mid Cap Growth Portfolio to ING Mid Cap Growth Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 89 to the Registrant’s Form N-1A Registration Statement on April 25,
2008 and incorporated herein by reference.

(1)(ww)
Amendment #45, effective February 22, 2008, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (establishment of additional separate Series designated as ING Goldman Sachs
Commodities Portfolio and ING Multi-Manager International Small Cap Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 89 to the Registrant’s Form N-1A Registration Statement on April 25, 2008 and
incorporated herein by reference.

(1)(xx)
Amendment #46, dated March 27, 2008, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (abolition of Series of Shares of Beneficial Interest of ING FMRsm Equity Income Portfolio
and ING FMRsm Small Cap Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 89 to the
Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

(1)(yy)
Amendment #47, effective April 28, 2008, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Goldman Sachs Commodities Portfolio to ING Goldman Sachs
Commodity Strategy Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant’s
Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

(1)(zz)
Plan of Liquidation and Dissolution of Series of ING EquitiesPlus Portfolio, effective April 28, 2008 – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant’s Form N-1A Registration Statement on
April 25, 2008 and incorporated herein by reference.

(1)(aaa)
Amendment #48, dated April 28, 2008, to the Amended and Restated Agreement and Declaration of Trust, dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING EquitiesPlus Portfolio, ING Global
Technology Portfolio, ING Mid Cap Growth Portfolio, ING UBS U.S. Allocation Portfolio and ING Van Kampen
Large Cap Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 92 to the Registrant’s Form
N-1A Registration Statement on September 12, 2008 and incorporated herein by reference.

(1)(bbb)
Amendment #49, effective July 1, 2008, to the Amended and Restated Agreement and Declaration of Trust, dated
February 26, 2002 (establishment of additional separate Series designated as ING American Funds Worl
Allocation Portfolio, ING Oppenheimer Active Asset Allocation Portfolio, ING T. Rowe Price Personal Strategy
Growth Portfolio and ING Van Kampen Global Tactical Asset Allocation Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 92 to the Registrant’s Form N-1A Registration Statement on September 12, 2008
and incorporated herein by reference.

(1)(ccc)
Amendment #50, dated September 11, 2008, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING Capital Guardian
U.S. Equities Portfolio and ING Well Fargo Disciplined Value Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 94 to the Registrant’s Form N-1A Registration Statement on February 9, 2009 and incorporated herein by reference.

(1)(ddd)
Amendment #51, effective January 23, 2009, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (designation of Adviser Class shares for ING Stock Index Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 95 to the Registrant’s Form N-1A Registration Statement on April 30,
2009 and incorporated herein by reference.

(1)(eee)
Action by Unanimous Written Consent of the Boards of Directors/Trustees (fixing the number of Trustees comprising the Board to 10) dated January 30, 2009 – Filed as an Exhibit to Post-Effective Amendment No. 95 to
the Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(1)(fff)
Amendment #52, effective April 30, 2009, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Legg Mason Value Portfolio to ING Growth and Income
Portfolio II) – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant’s Form N-1A
Registration Statement on April 30, 2009 and incorporated herein by reference.

(1)(ggg)
Amendment #53, effective May 1, 2009, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (re-designation of ING Global Real Estate Portfolio to ING Clarion Global Real Estate
Portfolio, ING Julius Baer Foreign Portfolio to ING Artio Foreign Portfolio, ING Oppenheimer Active Asset
Allocation Portfolio to ING Oppenheimer Active Allocation Portfolio, ING PIMCO Core Bond Portfolio to ING
PIMCO Total Return Bond Portfolio, ING Van Kampen Real Estate Portfolio to ING Clarion Real Estate
Portfolio and ING VP Index Plus International Equity Portfolio to ING Index Plus International Equity Portfolio)
– Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant’s Form N-1A Registration Statement
on April 30, 2009 and incorporated herein by reference.

(1)(hhh)
Plan of Liquidation and Dissolution of Series of ING Disciplined Small Cap Value Portfolio, effective May 4,
2009 – Filed as an Exhibit to Post-Effective Amendment No. 97 to the Registrant’s Form N-1A Registration
Statement on August 11, 2009 and incorporated herein by reference.

(1)(iii)
Amendment #54, effective July 17, 2009, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (establishment of additional separate Series designated as ING Retirement Conservative
Portfolio, ING Retirement Growth Portfolio, ING Retirement Moderate Growth Portfolio and ING Retirement
Moderate Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 97 to the Registrant’s Form N-1A
Registration Statement on August 11, 2009 and incorporated herein by reference.

(1)(jjj)
Amendment #55, dated July 20, 2009, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING JPMorgan Value Opportunities
Portfolio, ING Oppenheimer Main Street Portfolio® and ING Van Kampen Capital Growth Portfolio) – Filed as
an Exhibit to Post-Effective Amendment No. 97 to the Registrant’s Form N-1A Registration Statement on
August 11, 2009 and incorporated herein by reference.

(1)(kkk)
Amendment #56, dated August 10, 2009, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING AllianceBernstein Mid Cap
Growth Portfolio, ING Growth and Income Portfolio II, ING Index Plus International Equity Portfolio and ING
International Growth Opportunities Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 98 to the
Registrant’s Form N-1A Registration Statement on November 25, 2009 and incorporated herein by reference.

(1)(lll)
Amendment #57, dated August 19, 2009, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING Disciplined Small Cap Value
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 98 to the Registrant’s Form N-1A Registration
Statement on November 25, 2009 and incorporated herein by reference.

(1)(mmm)
Plan of Liquidation and Dissolution of Series of ING Multi-Manager International Small Cap Portfolio, effective
October 23, 2009 – Filed as an Exhibit to Post-Effective Amendment No. 98 to the Registrant’s Form N-1A
Registration Statement on November 25, 2009 and incorporated herein by reference.

(1)(nnn)
Amendment #58, dated October 26, 2009, to the Amended and Restated Declaration of Trust dated February 26,
2002 (Abolition of Series of Shares of Beneficial Interest of the ING LifeStyle Portfolios) – Filed as an Exhibit
to Post-Effective Amendment No. 101 to the Registrant’s Form N-1A Registration Statement on April 29, 2010
and incorporated herein by reference.

(1)(ooo)
Amendment #59, effective November 27, 2009, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (designation of Adviser Class shares for ING Van Kampen Global Tactical Asset
Allocation Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 98 to the Registrant’s Form N-1A
Registration Statement on November 25, 2009 and incorporated herein by reference.

(1)(ppp)
Amendment #59, effective November 27, 2009, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (designation of Adviser Class shares for ING Van Kampen Global Tactical Asset
Allocation Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 101 to the Registrant’s Form N-1A
Registration Statement on April 29, 2010 and incorporated herein by reference.

(1)(qqq)
Amendment #60, effective March 22, 2010, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (establishment of an additional separate Series designated as ING DFA Global Allocation
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 101 to the Registrant’s Form N-1A Registration
Statement on April 29, 2010 and incorporated herein by reference.

(1)(rrr)
Amendment #61, dated March 25, 2010, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of the ING T. Rowe Price Personal
Strategy Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 101 to the Registrant’s Form
N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

(1)(sss)
Amendment #62, effective April 30, 2010, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Evergreen Health Sciences Portfolio to ING Wells Fargo Health
Care Portfolio, ING Evergreen Omega Portfolio to ING Wells Fargo Omega Growth Portfolio, ING Focus 5
Portfolio to ING DFA Global All Equity Portfolio, ING Lord Abbett Affiliated Portfolio to ING Lord Abbett
Growth and Income Portfolio, ING Stock Index Portfolio to ING U.S. Stock Index Portfolio, ING Van Kampen
Global Franchise Portfolio to ING Morgan Stanley Global Franchise Portfolio, and ING Van Kampen Global
Tactical Asset Allocation Portfolio to ING Morgan Stanley Global Tactical Asset Allocation Portfolio) – Filed as
an Exhibit to Post-Effective Amendment No. 101 to the Registrant’s Form N-1A Registration Statement on
April 29, 2010 and incorporated herein by reference.

(1)(ttt)
Amendment #63, effective May 27, 2010, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (abolition of the Service 2 Class shares of ING Limited Maturity Bond Portfolio and
ING Pioneer Fund Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 104 to the Registrant’s Form
N-1A Registration Statement on December 8, 2010 and incorporated herein by reference.

(1)(uuu)
Amendment #64, effective June 14, 2010, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Wells Fargo Omega Growth Portfolio to ING Large Cap Growth
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 104 to the Registrant’s Form N-1A Registration
Statement on December 8, 2010 and incorporated herein by reference.

(1)(vvv)
Amendment #65, effective August 23, 2010, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING DFA Global All Equity Portfolio to ING DFA World Equity
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 104 to the Registrant’s Form N-1A Registration
Statement on December 8, 2010 and incorporated herein by reference.

(1)(www)
Amendment #66, dated August 23, 2010, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of the ING Wells Fargo Small Cap
Disciplined Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 104 to the Registrant’s Form N-1A
Registration Statement on December 8, 2010 and incorporated herein by reference.

(1)(xxx)
Amendment #67, effective November 12, 2010, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (establishment of additional separate Series designated as ING American Funds Global
Growth and Income Portfolio and ING American Funds International Growth and Income Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 104 to the Registrant’s Form N-1A Registration Statement on
December 8, 2010 and incorporated herein by reference.

(1)(yyy)
Amendment #68, effective January 21, 2011, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Marsico International Opportunities Portfolio to ING T. Rowe
Price International Stock Portfolio and ING Pioneer Equity Income Portfolio to ING Large Cap Value Portfolio) –
Filed as an Exhibit to Post-Effective Amendment No. 106 to the Registrant’s Form N-1A Registration Statement
on April 27, 2011 and incorporated herein by reference.

(1)(zzz)
Amendment #69, dated January 24, 2011, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING American Funds Growth-Income
Portfolio, ING BlackRock Large Cap Value Portfolio, ING Lord Abbett Growth and Income Portfolio, and ING
Morgan Stanley Global Tactical Asset Allocation Portfolio) – Filed as an Exhibit to Post-Effective Amendment
No. 106 to the Registrant’s Form N-1A Registration Statement on April 27, 2011 and incorporated herein by reference.

(1)(aaaa)
Amendment #70, effective April 29, 2011, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Van Kampen Growth and Income Portfolio to ING Invesco Van
Kampen Growth and Income Portfolio and ING Wells Fargo Health Care Portfolio to ING BlackRock Health
Sciences Opportunities Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 106 to the Registrant’s
Form N-1A Registration Statement on April 27, 2011 and incorporated herein by reference.

(1)(bbbb)
Amendment #71, effective July 1, 2011, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (re-designation of ING Janus Contrarian Portfolio to ING Core Growth and Income Portfolio)
– Filed as an Exhibit to Post-Effective Amendment No. 108 to the Registrant’s Form N-1A Registration Statement
on February 10, 2012 and incorporated herein by reference.

(1)(cccc)
Amendment #72, effective July 15, 2011, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (abolition of Service 2 Class shares of ING BlackRock Health Sciences Opportunities Portfolio
and ING Goldman Sachs Commodity Strategy Portfolio; and Institutional Class shares of ING Morgan Stanley
Global Franchise Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 108 to the Registrant’s Form
N-1A Registration Statement on February 10, 2012 and incorporated herein by reference.

(1)(dddd)
Amendment #73, effective November 17, 2011, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (abolition of Service 2 Class shares of ING T. Rowe Price International Stock Portfolio)
– Filed as an Exhibit to Post-Effective Amendment No. 108 to the Registrant’s Form N-1A Registration Statement
on February 10, 2012 and incorporated herein by reference.

(1)(eeee)
Amendment #74, dated December 5, 2011, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING Core Growth and Income
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 108 to the Registrant’s Form N-1A Registration
Statement on February 10, 2012 and incorporated herein by reference.

(1)(ffff)
Amendment #75, effective July 20, 2012, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (re-designation of ING American Funds Bond Portfolio to ING Bond Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 111 to the Registrant’s Form N-1A Registration Statement on
February 11, 2013 and incorporated herein by reference.

(1)(gggg)
Amendment #76, dated July 23, 2012, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING American Funds Growth Portfolio
and ING Artio Foreign Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 111 to the Registrant’s
Form N-1A Registration Statement on February 11, 2013 and incorporated herein by reference.

(1)(hhhh)
Amendment #77, effective March 25, 2013, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (establishment of additional separate Series designated as ING Global Perspectives
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 112 to the Registrant’s Form N-1A Registration
Statement on April 24, 2013 and incorporated herein by reference.

(1)(iiii)
Amendment #78, dated March 25, 2013, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING Oppenheimer Active Allocation
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 112 to the Registrant’s Form N-1A Registration
Statement on April 24, 2013 and incorporated herein by reference.

(1)(jjjj)
Amendment #79, effective April 30, 2013, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING Invesco Van Kampen Growth and Income Portfolio to ING
Invesco Growth and Income Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 112 to the
Registrant’s Form N-1A Registration Statement on April 24, 2013 and incorporated herein by reference.

(1)(kkkk)
Amendment #80, effective May 1, 2013, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (re-designation of ING Pioneer Fund Portfolio to ING Multi-Manager Large Cap Core
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 112 to the Registrant’s Form N-1A Registration
Statement on April 24, 2013 and incorporated herein by reference.

(1)(llll)
Amendment #81, effective June 17, 2013, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (abolition of Service 2 Class of ING Pioneer Mid Cap Value Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 115 to the Registrant’s Form N-1A Registration Statement on April 28,
2014 and incorporated herein by reference.

(1)(mmmm)
Amendment #82, dated September 9, 2013, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING Pioneer Mid Cap Value
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 115 to the Registrant’s Form N-1A Registration
Statement on April 28, 2014 and incorporated herein by reference.

(1)(nnnn)
Amendment #83, dated December 12, 2013, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING DFA Global Allocation
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 115 to the Registrant’s Form N-1A Registration
Statement on April 28, 2014 and incorporated herein by reference.

(1)(oooo)
Amendment #84, dated December 12, 2013, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING Goldman Sachs Commodity
Strategy Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 115 to the Registrant’s Form N-1A
Registration Statement on April 28, 2014 and incorporated herein by reference.

(1)(pppp)
Amendment #85, effective February 5, 2014, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING PIMCO High Yield Portfolio to ING High Yield Portfolio) –
Filed as an Exhibit to Post-Effective Amendment No. 115 to the Registrant’s Form N-1A Registration Statement
on April 28, 2014 and incorporated herein by reference.

(1)(qqqq)
Amendment #86, effective February 5, 2014, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of ING PIMCO Total Return Bond Portfolio to ING Total Return Bond
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 115 to the Registrant’s Form N-1A Registration
Statement on April 28, 2014 and incorporated herein by reference.

(1)(rrrr)
Amendment #87, dated March 17, 2014, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING American Funds Asset Allocation
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 115 to the Registrant’s Form N-1A Registration
Statement on April 28, 2014 and incorporated herein by reference.

(1)(ssss)
Amendment #88, dated March 17, 2014, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING American Funds International
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 115 to the Registrant’s Form N-1A Registration
Statement on April 28, 2014 and incorporated herein by reference.

(1)(tttt)
Amendment #89, dated March 17, 2014, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING American Funds World Allocation
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 115 to the Registrant’s Form N-1A Registration
Statement on April 28, 2014 and incorporated herein by reference.

(1)(uuuu)
Amendment #90, dated March 17, 2014, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING Bond Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 115 to the Registrant’s Form N-1A Registration Statement on April 28,
2014 and incorporated herein by reference.

(1)(vvvv)
Amendment #91, dated March 24, 2014, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of ING Total Return Bond Portfolio) –
Filed as an Exhibit to Post-Effective Amendment No. 115 to the Registrant’s Form N-1A Registration Statement
on April 28, 2014 and incorporated herein by reference.

(1)(wwww)
Amendment #92, effective May 1, 2014, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (change of name of Registrant and its Series) – Filed as an Exhibit to Post-Effective
Amendment No. 115 to the Registrant’s Form N-1A Registration Statement on April 28, 2014 and incorporated herein by reference.

(1)(xxxx)
Amendment #93, dated July 21, 2014, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of VY® BlackRock Health Sciences
Opportunities Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 117 to the Registrant’s Form
N-1A Registration Statement on February 12, 2015 and incorporated herein by reference.

(1)(yyyy)
Amendment #94, dated July 21, 2014, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of VY® BlackRock Large Cap Growth
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 117 to the Registrant’s Form N-1A Registration
Statement on February 12, 2015 and incorporated herein by reference.

(1)(zzzz)
Amendment #95, dated July 21, 2014, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of VY® Marsico Growth Portfolio) –
Filed as an Exhibit to Post-Effective Amendment No. 117 to the Registrant’s Form N-1A Registration Statement
on February 12, 2015 and incorporated herein by reference.

(1)(aaaaa)
Amendment #96, dated July 21, 2014, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of VY® MFS Total Return Portfolio) –
Filed as an Exhibit to Post-Effective Amendment No. 117 to the Registrant’s Form N-1A Registration Statement
on February 12, 2015 and incorporated herein by reference.

(1)(bbbbb)
Amendment #97, dated July 21, 2014, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of VY® MFS Utilities Portfolio) – Filed
as an Exhibit to Post-Effective Amendment No. 117 to the Registrant’s Form N-1A Registration Statement on
February 12, 2015 and incorporated herein by reference.

(1)(ccccc)
Amendment #98, dated March 9, 2015, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of Voya Global Resources Portfolio) –
Filed as an Exhibit to Post-Effective Amendment No. 120 to the Registrant’s Form N-1A Registration Statement
on September 21, 2015 and incorporated herein by reference.

(1)(ddddd)
Amendment #99, dated August 17, 2015, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of VY® DFA World Equity Portfolio) –
Filed as an Exhibit to Post-Effective Amendment No. 120 to the Registrant’s Form N-1A Registration Statement
on September 21, 2015 and incorporated herein by reference.

(1)(eeeee)
Amendment #100, dated August 17, 2015, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of VY® Franklin Mutual Shares
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 120 to the Registrant’s Form N-1A Registration
Statement on September 21, 2015 and incorporated herein by reference.

(1)(fffff)
Amendment #101, dated August 17, 2015, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of VY® Franklin Templeton
Founding Strategy Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 120 to the Registrant’s Form
N-1A Registration Statement on September 21, 2015 and incorporated herein by reference.

(1)(ggggg)
Amendment #102, effective October 15, 2015, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (designation of Class R6 shares for Voya Large Cap Growth Portfolio and Voya Large
Cap Value Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 121 to the Registrant’s Form N-1A
Registration Statement on November 19, 2015 and incorporated herein by reference.

(1)(hhhhh)
Amendment #103, effective April 11, 2016, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (designation of Class R6 shares for Voya Multi-Manager Large Cap Core Portfolio,
VY® BlackRock Inflation Protected Bond Portfolio, VY® Invesco Growth and Income Portfolio, VY® JPMorgan
Emerging Markets Equity Portfolio, VY® JPMorgan Small Cap Core Equity Portfolio, VY® Morgan Stanley
Global Franchise Portfolio, VY® T. Rowe Price Capital Appreciation Portfolio, VY® T. Rowe Price Equity
Income Portfolio, VY® T. Rowe Price International Stock Portfolio, and VY® Templeton Global Growth
Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 124 to the Registrant’s Form N-1A Registration
Statement on April 26, 2016 and incorporated herein by reference.

(1)(iiiii)
Amendment #104, effective May 1, 2016, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of Voya Liquid Assets Portfolio to Voya Government Liquid Assets
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 124 to the Registrant’s Form N-1A Registration
Statement on April 26, 2016 and incorporated herein by reference.

(1)(jjjjj)
Amendment #105, effective May 11, 2016, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (designation of Class R6 shares for VY® Clarion Global Real Estate Portfolio, VY®
Clarion Real Estate Portfolio, and VY® Franklin Income Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 129 to the Registrant’s Form N-1A Registration Statement on April 25, 2017 and incorporated herein by reference.

(1)(kkkkk)
Amendment #106, effective April 6, 2017, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (designation of Class P2 shares for Voya U.S. Stock Index Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 129 to the Registrant’s Form N-1A Registration Statement on April 25,
2017 and incorporated herein by reference.

(1)(lllll)
Amendment #107, dated July 17, 2017, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of VY® FMR Diversified Mid Cap
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 132 to the Registrant’s Form N-1A Registration
Statement on April 24, 2018 and incorporated herein by reference.

(1)(mmmmm)
Amendment #108, effective May 23, 2018, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (abolition of Class R6 shares of Voya Multi-Manager Large Cap Core Portfolio) – Filed
as an Exhibit to Post-Effective Amendment No. 135 to the Registrant’s Form N-1A Registration Statement on
April 25, 2019 and incorporated herein by reference.

(1)(nnnnn)
Amendment #109, dated August 27, 2018, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of Voya Multi-Manager Large Cap
Core Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 135 to the Registrant’s Form N-1A
Registration Statement on April 25, 2019 and incorporated herein by reference.

(1)(ooooo)
Amendment #110, effective November 26, 2018, to the Amended and Restated Agreement and Declaration of
Trust dated February 26, 2002 (abolition of Class R6 shares of VY® Templeton Global Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 135 to the Registrant’s Form N-1A Registration Statement on
April 25, 2019 and incorporated herein by reference.

(1)(ppppp)
Amendment #111, effective May 1, 2019, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (re-designation of VY® Franklin Income Portfolio to Voya Balanced Income Portfolio) –
Filed as an Exhibit to Post-Effective Amendment No. 135 to the Registrant’s Form N-1A Registration Statement
on April 25, 2019 and incorporated herein by reference.

(1)(qqqqq)
Amendment #112, dated September 3, 2019, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of VY® Templeton Global Growth
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 137 to the Registrant’s Form N-1A Registration
Statement on February 11, 2020 and incorporated herein by reference.

(1)(rrrrr)
Plan of Liquidation and Dissolution of Series of ING Goldman Sachs Commodity Strategy Portfolio, effective
May 24, 2013 – Filed as an Exhibit to Post-Effective Amendment No. 138 to the Registrant’s Form N-1A
Registration Statement on April 23, 2020 and incorporated herein by reference.

(1)(sssss)
Plan of Liquidation and Dissolution of Series of ING DFA Global Allocation Portfolio, effective August 21, 2013
– Filed as an Exhibit to Post-Effective Amendment No. 138 to the Registrant’s Form N-1A Registration Statement
on April 23, 2020 and incorporated herein by reference.

(1)(ttttt)
Plan of Liquidation and Dissolution of Series of ING American Funds Global Growth and Income Portfolio,
effective January 17, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 138 to the Registrant’s Form
N-1A Registration Statement on April 23, 2020 and incorporated herein by reference.

(1)(uuuuu)
Plan of Liquidation and Dissolution of Series of ING American Funds International Growth and Income Portfolio,
effective January 17, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 138 to the Registrant’s Form
N-1A Registration Statement on April 23, 2020 and incorporated herein by reference.

(1)(vvvvv)
Amendment #113, dated July 23, 2021, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Change the resident agent of the Trust in the Commonwealth of Massachusetts) – Filed as an
Exhibit to Post-Effective Amendment No. 141 to the Registrant’s Form N-1A Registration Statement on
February 8, 2022 and incorporated herein by reference.

(1)(wwwww)
Amendment #114, effective April 6, 2022, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Abolish Class R6 of VY® T. Rowe Price International Stock Portfolio) – Amendment
#113, dated July 23, 2021, to the Amended and Restated Agreement and Declaration of Trust dated February 26,
2002 (Change the resident agent of the Trust in the Commonwealth of Massachusetts) – Filed as an Exhibit to
Post-Effective Amendment No. 142 to the Registrant’s Form N-1A Registration Statement on April 21, 2022 and
incorporated herein by reference.

(1)(xxxxx)
Amendment #115, effective May 1, 2022, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Re-designate VY® Clarion Global Real Estate Portfolio to VY CBRE Global Real
Estate Portfolio and VY Clarion Real Estate Portfolio to VY CBRE Real Estate Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 142 to the Registrant’s Form N-1A Registration Statement on April 21, 2022 and
incorporated herein by reference.

(1)(yyyyy)
Amendment #116, dated July 25, 2022, to the Amended and Restated Agreement and Declaration of Trust dated
February 26, 2002 (Abolition of Series of Shares of Beneficial Interest of VY® T. Rowe Price International Stock
Portfolio) – Filed as an Exhibit to Amendment No. 144 (811-05629) to the Registrant’s Form N-1A Registration
Statement on October 24, 2022 and incorporated herein by reference.

(1)(zzzzz)
Form of Amendment #117, effective October 13, 2022, to the Amended and Restated Agreement and Declaration
of Trust dated February 26, 2002 (establish an additional separate Series designated as Voya VACS Index Series S
Portfolio) – Filed as an Exhibit to Amendment No. 144 (811-05629) to the Registrant’s Form N-1A Registration
Statement on October 24, 2022 and incorporated herein by reference.

(1)(aaaaaa)
Amendment #118, effective May 1, 2023, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (dissolution of Class P2 Shares) – Filed as an Exhibit to Post-Effective Amendment No.
146 to the Registrant’s Form N-1A Registration Statement on February 14, 2024 and incorporated herein by reference.

(1)(bbbbbb)
Amendment #119, effective May 1, 2023, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (dissolution of Class R6 Shares) – Filed as an Exhibit to Post-Effective Amendment No.
146 to the Registrant’s Form N-1A Registration Statement on February 14, 2024 and incorporated herein by reference.

(1)(cccccc)
Amendment #120, effective December 6, 2024, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 (Re-designate VY® BlackRock Inflation Protected Bond Portfolio to Voya Inflation
Protected Bond Plus Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 148 to the Registrant’s
Form N-1A Registration Statement on February 14, 2025 and incorporated herein by reference.

(1)(dddddd)
Amendment #121, effective May 1, 2025, to the Amended and Restated Agreement and Declaration of Trust
dated February 26, 2002 Re-designate Voya Retirement Growth Portfolio to Voya Retirement Aggressive Portfolio
and re-designate Voya Retirement Moderate Growth Portfolio to Voya Retirement Moderately Aggressive
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form N-1A Registration
Statement on February 18, 2026 and incorporated herein by reference.

(1)(eeeeee)
Agreement and Plan of Reorganization, dated September 18, 2025, (Voya Large Cap Value Portfolio) – Filed as
an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form N-1A Registration Statement on
February 18, 2026 and incorporated herein by reference.

(1)(ffffff)
Agreement and Plan of Reorganization, dated September 18, 2025, (VY® T. Rowe Price Equity Income Portfolio)
– Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form N-1A Registration Statement
on February 18, 2026 and incorporated herein by reference.

(1)(gggggg)
Plan of Liquidation and Dissolution of Series of Voya Global Perspectives® Portfolio, effective February 23, 2026
– Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form N-1A Registration Statement
on February 18, 2026 and incorporated herein by reference.

(2)
Voya Investors Trust Amended and Restated By-laws, dated March 18, 2018 – Filed as an Exhibit to
Post-Effective Amendment No. 135 to the Registrant’s Form N-1A Registration Statement on April 25, 2019 and
incorporated herein by reference.

(3)	Not applicable.
(4)
Form of Agreement and Plan of Reorganization by and between Voya Investors Trust, on behalf of its series,
VY® CBRE Global Real Estate Portfolio, and Voya Investors Trust, on behalf of its series, VY® Columbia Real
Estate Portfolio (formerly, VY® CBRE Real Estate Portfolio) – Attached as Appendix A to the Combined Proxy
Statement/Prospectus.

(5)
Instruments Defining Rights of Security Holders – Filed as an Exhibit to Post-Effective Amendment No. 40 to the
Registrant’s Form N-1A Registration Statement on May 3, 1999 and incorporated herein by reference.

(6)(a)
Investment Management Agreement, effective May 1, 2017, between Voya Investors Trust and Voya Investments,
LLC (Unified Fee Portfolios) – Filed as an Exhibit to Post-Effective Amendment No. 129 to the Registrant’s
Form N-1A Registration Statement on April 25, 2017 and incorporated herein by reference.

(6)(a)(i)
Amended Schedules A and B, dated January 1, 2026, to the Investment Management Agreement, effective May 1,
2017, between Voya Investors Trust and Voya Investments, LLC (Unified Fee Portfolios- VY Morgan Stanley
Global Franchise Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form
N-1A Registration Statement on February 18, 2026 and incorporated herein by reference.

(6)(a)(ii)
Waiver Letter, dated May 1, 2025, to waive a portion of the investment management fee for Voya High Yield
Portfolio, VY® Invesco Growth and Income Portfolio, VY® Morgan Stanley Global Franchise Portfolio, and
VY® T. Rowe Price Equity Income Portfolio for the period from May 1, 2025 through May 1, 2026 – Filed as an
Exhibit to Post-Effective Amendment No. 149 to the Registrant’s Form N-1A Registration Statement on April 28,
2025 and incorporated herein by reference.

(6)(b)
Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated
May 1, 2015, between Voya Investors Trust and Voya Investments, LLC (Voya Global Perspectives® Portfolio) –
Filed as an Exhibit to Post-Effective Amendment No. 120 to the Registrant’s Form N-1A Registration Statement
on September 21, 2015 and incorporated herein by reference.

(6)(b)(i)
Amended Schedules B and C, dated September 2020, to the Amended and Restated Investment Management
Agreement, dated November 18, 2014, as amended and restated May 1, 2015, between Voya Investors Trust and
Voya Investments, LLC – Filed as an Exhibit to Post-Effective Amendment No. 140 to the Registrant’s Form
N-1A Registration Statement on April 26, 2021 and incorporated herein by reference.

(6)(c)
Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated
May 1, 2015, between Voya Investors Trust and Voya Investments, LLC (VY® Clarion Global Real Estate
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 120 to the Registrant’s Form N-1A Registration
Statement on September 21, 2015 and incorporated herein by reference.

(6)(c)(i)
Amended Schedule A, dated October 2022, to the Amended and Restated Investment Management Agreement,
dated November 18, 2014, as amended and restated May 1, 2015, between Voya Investors Trust and Voya
Investments, LLC – Filed as an Exhibit to Amendment No. 144 (811-05629) to the Registrant’s Form N-1A
Registration Statement on October 24, 2022 and incorporated herein by reference.

(6)(c)(ii)
Amended Schedules B and C, dated September 2020, to the Amended and Restated Investment Management
Agreement, dated November 18, 2014, as amended and restated May 1, 2015, between Voya Investors Trust and
Voya Investments, LLC – Filed as an Exhibit to Post-Effective Amendment No. 140 to the Registrant’s Form
N-1A Registration Statement on April 26, 2021 and incorporated herein by reference.

(6)(d)
Investment Management Agreement, dated May 1, 2017, between Voya Investors Trust and Voya Investments,
LLC (Traditional Fee Portfolios) – Filed as an Exhibit to Post-Effective Amendment No. 129 to the Registrant’s
Form N-1A Registration Statement on April 25, 2017 and incorporated herein by reference.

(6)(d)(i)
Amended Schedule A, dated December 6, 2024, to the Investment Management Agreement, dated May 1, 2017, between Voya Investors Trust and Voya Investments, LLC (Traditional Portfolios) – Filed as an Exhibit to
Post-Effective Amendment No. 148 to the Registrant’s Form N-1A Registration Statement on February 14, 2025
and incorporated herein by reference.

(6)(d)(ii)
Amended Schedules B and C, dated September 2020, to the Investment Management Agreement, dated May 1,
2017, between Voya Investors Trust and Voya Investments, LLC (Traditional Fee Portfolios) – Filed as an Exhibit
to Post-Effective Amendment No. 140 to the Registrant’s Form N-1A Registration Statement on April 26, 2021
and incorporated herein by reference.

(6)(e)
Sub-Advisory Agreement, effective January 21, 2026, among Voya Investors Trust, Voya Investments, LLC and
Columbia Management Investment Advisers, LLC with respect to VY® Columbia Real Estate Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form N-1A Registration Statement on
February 18, 2026 and incorporated herein by reference.

(6)(f)
Sub-Advisory Agreement, effective May 1, 2017, among Voya Investors Trust, Voya Investments, LLC and CBRE
Clarion Securities LLC with respect to VY® Clarion Global Real Estate Portfolio and VY® Clarion Real Estate
Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 129 to the Registrant’s Form N-1A Registration
Statement on April 25, 2017 and incorporated herein by reference.

(6)(f)(i)
Amended Schedule A, effective January 21, 2026, to the Sub-Advisory Agreement between Voya Investors Trust,
Voya Investments, LLC and CBRE Investment Management Listed Real Assets LLC (formerly, CBRE Clarion
Securities LLC), effective May 1, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 150 to the
Registrant’s Form N-1A Registration Statement on February 18, 2026 and incorporated herein by reference.

(6)(f)(ii)
Termination Letter to the Sub-Advisory Agreement, effective July 24, 2026, between the Registrant, Voya
Investments, LLC and CBRE Investment Management Listed Real Assets LLC with respect to VY® CBRE
Global Real Estate Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form
N-1A Registration Statement on February 18, 2026 and incorporated herein by reference.

(6)(f)(iii)
Termination Letter to the Sub-Advisory Agreement, effective January 21, 2026, between the Registrant, Voya
Investments, LLC and CBRE Investment Management Listed Real Assets LLC with respect to VY® CBRE Real
Estate Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form N-1A
Registration Statement on February 18, 2026 and incorporated herein by reference.

(6)(g)
Sub-Advisory Agreement, effective May 1, 2017, among Voya Investors Trust, Voya Investments, LLC and Voya
Investment Management, Co. LLC with respect to Voya Balanced Income Portfolio (formerly, VY® Franklin
Income Portfolio), Voya Large Cap Growth Portfolio and Voya Large Cap Value Portfolio – Filed as an Exhibit to
Post-Effective Amendment No. 129 to the Registrant’s Form N-1A Registration Statement on April 25, 2017 and
incorporated herein by reference.

(6)(g)(i)
Amended Schedule A, dated November 21, 2025, to the Sub-Advisory Agreement among Voya Investors Trust,
Voya Investments, LLC and Voya Investment Management Co. LLC, effective May 1, 2017 (with respect to Voya
Large Cap Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s
Form N-1A Registration Statement on February 18, 2026 and incorporated herein by reference.

(6)(h)
Sub-Advisory Agreement, effective May 1, 2017, between Voya Investors Trust, Voya Investments, LLC and Voya
Investment Management, Co. LLC with respect to Voya Retirement Portfolios – Filed as an Exhibit to
Post-Effective Amendment No. 129 to the Registrant’s Form N-1A Registration Statement on April 25, 2017 and
incorporated herein by reference.

(6)(h)(i)
Amended Schedule A, dated October 2025, to the Sub-Advisory Agreement among Voya Investors Trust, Voya
Investments, LLC and Voya Investment Management Co. LLC, effective May 1, 2017 (with respect to the Voya
Retirement Portfolios) – Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form N-1A
Registration Statement on February 18, 2026 and incorporated herein by reference.

(6)(i)
Sub-Advisory Agreement, effective May 1, 2017, between Voya Investors Trust, Voya Investments, LLC and Voya
Investment Management, Co. LLC with respect to Voya Government Liquid Assets Portfolio, Voya High Yield
Portfolio, Voya Limited Maturity Bond Portfolio, and Voya U.S. Stock Index Portfolio – Filed as an Exhibit to
Post-Effective Amendment No. 129 to the Registrant’s Form N-1A Registration Statement on April 25, 2017 and
incorporated herein by reference.

(6)(i)(i)
Amended Schedule A, effective October 21, 2022, to the Sub-Advisory Agreement, among Voya Investors Trust,
Voya Investments, LLC and Voya Investment Management, Co. LLC effective May 1, 2017 (with respect to Voya
VACS Index Series S Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 145 to the Registrant’s
Form N-1A Registration Statement on April 24, 2023 and incorporated herein by reference.

(6)(j)
Portfolio Management Agreement, effective May 1, 2017, among Voya Investors Trust, Voya Investments, LLC and Invesco Advisers, Inc. with respect to VY® Invesco Growth and Income Portfolio – Filed as an Exhibit to
Post-Effective Amendment No. 129 to the Registrant’s Form N-1A Registration Statement on April 25, 2017 and
incorporated herein by reference.

(6)(j)(i)
Amended Schedule B, effective January 1, 2021, to the Portfolio Management Agreement among Voya Investors
Trust, Voya Investments, LLC and Invesco Advisers, Inc. (with respect to VY® Invesco Growth and Income
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 140 to the Registrant’s Form N-1A Registration
Statement on April 26, 2021 and incorporated herein by reference.

(6)(k)
Portfolio Management Agreement, effective May 1, 2017, among Voya Investors Trust, Voya Investments, LLC and J.P. Morgan Investment Management Inc. with respect to VY® JPMorgan Emerging Markets Equity Portfolio and VY® JPMorgan Small Cap Core Equity Portfolio – Filed as an Exhibit to Post-Effective Amendment No.
129 to the Registrant’s Form N-1A Registration Statement on April 25, 2017 and incorporated herein by reference.

(6)(k)(i)
Amended Schedule A, effective January 1, 2023, among Voya Investors Trust, Voya Investments, LLC and J.P.
Morgan Investment Management Inc. with respect to VY® JPMorgan Emerging Markets Equity Portfolio and
VY® JPMorgan Small Cap Core Equity Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 145 to
the Registrant’s Form N-1A Registration Statement on April 24, 2023 and incorporated herein by reference.

(6)(l)
Portfolio Management Agreement, effective May 1, 2017, among Voya Investors Trust, Voya Investments, LLC and Morgan Stanley Investment Management Inc. with respect to VY® Morgan Stanley Global Franchise
Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 129 to the Registrant’s Form N-1A Registration
Statement on April 25, 2017 and incorporated herein by reference.

(6)(m)
Sub-Advisory Agreement, dated May 1, 2017, between Morgan Stanley Investment Management, Inc. and
Morgan Stanley Investment Management Limited with respect to VY® Morgan Stanley Global Franchise
Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 132 to the Registrant’s Form N-1A Registration
Statement on April 24, 2018 and incorporated herein by reference.

(6)(n)
Portfolio Management Agreement, effective May 1, 2017, among Voya Investors Trust, Voya Investments, LLC and T. Rowe Price Associates, Inc. with respect to VY® T. Rowe Price Capital Appreciation Portfolio, VY® T.
Rowe Price Equity Income Portfolio and VY® T. Rowe Price International Stock Portfolio – Filed as an Exhibit
to Post-Effective Amendment No. 129 to the Registrant’s Form N-1A Registration Statement on April 25, 2017
and incorporated herein by reference.

(6)(n)(i)
First Amendment, effective January 1, 2018, to the Portfolio Management Agreement dated May 1, 2017 among
Voya Investors Trust, Voya Investments, LLC, and T. Rowe Price Associates, Inc. – Filed as an Exhibit to
Post-Effective Amendment No. 132 to the Registrant’s Form N-1A Registration Statement on April 24, 2018 and
incorporated herein by reference.

(6)(n)(ii)
Amended Schedule A & B, effective July 8, 2022, to the Portfolio Management Agreement among Voya Investors
Trust, Voya Investments, LLC and T. Rowe Price Associates, Inc., effective May 1, 2017 – Filed as an Exhibit to
Amendment No. 144 (811-05629) to the Registrant’s Form N-1A Registration Statement on October 24, 2022 and
incorporated herein by reference.

(6)(n)(iii)
Termination to the Sub-Advisory Agreement, effective February 6, 2026, between the Registrant, Voya
Investments, LLC and T. Rowe Price Associates, Inc. (with respect to VY® T. Rowe Price Equity Income
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form N-1A Registration
Statement on February 18, 2026 and incorporated herein by reference.

(6)(o)
Investment Sub-Advisory Agreement, dated March 7, 2022, between T. Rowe Price Associates, Inc. and T. Rowe
Price Investment Management, Inc. (VY® T. Rowe Price Capital Appreciation Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 142 to the Registrant’s Form N-1A Registration Statement on April 21, 2022 and
incorporated herein by reference.

(6)(p)
Sub-Advisory Agreement, effective November 18, 2014, between Voya Investors Trust, Voya Investments, LLC and Voya Investment Management, Co. LLC (Voya Global Perspectives® Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 118 to the Registrant’s Form N-1A Registration Statement on April 28, 2015 and
incorporated herein by reference.

(6)(p)(i)
Termination Letter to the Sub-Advisory Agreement, effective May 15, 2026, between the Registrant, Voya
Investments, LLC and Voya Investment Management, Co. LLC (Voya Global Perspectives® Portfolio) – Filed as
an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form N-1A Registration Statement on
February 18, 2026 and incorporated herein by reference.

(6)(q)
Portfolio Management Agreement, effective October 27, 2025, between Voya Investors Trust, Voya Investments,
LLC and T. Rowe Price Associates, Inc. (Voya Large Cap Growth Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 150 to the Registrant’s Form N-1A Registration Statement on February 18, 2026
and incorporated herein by reference.

(6)(r)
Expense Limitation Agreement, effective January 1, 2016, between Voya Investments, LLC and Voya Investors
Trust (VY® Clarion Global Real Estate Portfolio and Voya Global Perspectives® Portfolio) – Filed as an Exhibit
to Post-Effective Amendment No. 124 to the Registrant’s Form N-1A Registration Statement on April 26, 2016
and incorporated herein by reference.

(6)(r)(i)
Side Letter Agreement, dated May 1, 2025, between Voya Investments, LLC and Voya Investors Trust with respect to lowering the expense ratio for Voya Global Perspectives® Portfolio for the period from May 1, 2025 through May 1, 2026 – Filed as an Exhibit to Post-Effective Amendment No. 149 to the Registrant’s Form N-1A
Registration Statement on April 28, 2025 and incorporated herein by reference.

(6)(s)
Expense Limitation Agreement, effective May 1, 2017, between Voya Investors Trust and Voya Investments, LLC
– Filed as an Exhibit to Post-Effective Amendment No. 129 to the Registrant’s Form N-1A Registration Statement
on April 25, 2017 and incorporated herein by reference.

(6)(s)(ii)
Recoupment Waiver, dated May 1, 2017, between Voya Investments, LLC and Voya Investors Trust with respect to VY® T. Rowe Price International Stock Portfolio, VY® Franklin Income Portfolio, and VY® Clarion Real
Estate Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 129 to the Registrant’s Form N-1A
Registration Statement on April 25, 2017 and incorporated herein by reference.

(6)(s)(iii)
Amended Schedule A, effective December 6, 2024, to the Expense Limitation Agreement, effective May 1, 2017, between the Registrant and Voya Investments, LLC (with respect to Voya Inflation Protected Bond Plus Portfolio)
– Filed as an Exhibit to Post-Effective Amendment No. 148 to the Registrant’s Form N-1A Registration Statement
on February 14, 2025 and incorporated herein by reference.

(6)(t)
Expense Limitation Agreement, effective May 1, 2017, between Voya Investors Trust and Voya Investments, LLC with respect to Voya Retirement Portfolios – Filed as an Exhibit to Post-Effective Amendment No. 129 to the
Registrant’s Form N-1A Registration Statement on April 25, 2017 and incorporated herein by reference.

(6)(u)
Expense Limitation Agreement, effective May 1, 2017, between Voya Investors Trust and Voya Investments, LLC with respect to Voya Large Cap Growth Portfolio – Filed as an Exhibit to Post-Effective Amendment No. 129 to
the Registrant’s Form N-1A Registration Statement on April 25, 2017 and incorporated herein by reference.

(6)(v)
Money Market Fund Expense Limitation Agreement, effective May 1, 2017, among Voya Investments, LLC, Voya
Investments Distributor, LLC, and Voya Investors Trust with respect to Voya Government Liquid Assets Portfolio
– Filed as an Exhibit to Post-Effective Amendment No. 132 to the Registrant’s Form N-1A Registration Statement
on April 24, 2018 and incorporated herein by reference.

(6)(v)(i)
Letter Agreement, dated May 1, 2026, to waive a portion of the fees for Voya Government Liquid Assets
Portfolio for the period from May 1, 2026 through May 1, 2027 – Filed as an Exhibit to Post-Effective
Amendment No. 150 to the Registrant’s Form N-1A Registration Statement on February 18, 2026 and
incorporated herein by reference.

(6)(w)
Expense Limitation Agreement Side Letter Agreement, dated May 1, 2025, between the Voya Investments, LLC and Voya Investors Trust with respect to VY® JPMorgan Emerging Markets Equity Portfolio for the period of
May 1, 2025 through May 1, 2026 – Filed as an Exhibit to Post-Effective Amendment No. 149 to the Registrant’s
Form N-1A Registration Statement on April 28, 2025 and incorporated herein by reference.

(7)(a)
Distribution Agreement, effective November 18, 2014, between Voya Investors Trust and Voya Investments
Distributor, LLC – Filed as an Exhibit to Post-Effective Amendment No. 118 to the Registrant’s Form N-1A
Registration Statement on April 28, 2015 and incorporated herein by reference.

(7)(a)(i)
Amended Schedule A, dated October 16, 2025, to the Distribution Agreement between Voya Investors Trust and
Voya Investment Distributor, LLC, dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment
No. 150 to the Registrant’s Form N-1A Registration Statement on February 18, 2026 and incorporated herein by reference.

(7)(b)
Placement Agent Agreement, effective October 21, 2022, between Voya Investors Trust and Voya Investments
Distributor, LLC (Voya VACS Index Series S Portfolio) – Filed as an Exhibit to Post-Effective Amendment No.
145 to the Registrant’s Form N-1A Registration Statement on April 24, 2023 and incorporated herein by reference.

(8)(a)
Amended and Restated Deferred Compensation Plan for Independent Directors dated January 16, 2025 – Filed as an Exhibit to Post-Effective Amendment No. 149 to the Registrant’s Form N-1A Registration Statement on
April 28, 2025 and incorporated herein by reference.

(8)(a)(i)
Amended Schedule A, effective January 27, 2022 to the Amended and Restated Deferred Compensation Plan for
Independent Directors dated January 14, 2021 – Filed as an Exhibit to Post-Effective Amendment No. 142 to the
Registrant’s Form N-1A Registration Statement on April 21, 2022 and incorporated herein by reference.

(9)(a)
Custody Agreement, dated January 6, 2003, with The Bank of New York Mellon – Filed as an Exhibit to
Post-Effective Amendment No. 56 to the Registrant’s Form N-1A Registration Statement on September 2, 2003
and incorporated herein by reference.

(9)(a)(i)
Amendment, dated November 21, 2022, to the Custody Agreement, dated January 6, 2003, between the Registrant and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 145 to the
Registrant’s Form N-1A Registration Statement on April 24, 2023 and incorporated herein by reference.

(9)(a)(ii)
Amended Exhibit A, effective May 1, 2024, to the Custody Agreement, dated January 6, 2003, with The Bank of
New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 147 to the Registrant’s Form N-1A
Registration Statement on April 24, 2024 and incorporated herein by reference.

(9)(b)
Foreign Custody Manager Agreement, dated January 6, 2003, with The Bank of New York Mellon – Filed as an
Exhibit to Post-Effective Amendment No. 57 to the Registrant’s Form N-1A Registration Statement on
November 5, 2003 and incorporated herein by reference.

(9)(b)(i)
Amended Exhibit A, effective May 1, 2024, to the Foreign Custody Manager Agreement, dated January 6, 2003, with The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 147 to the
Registrant’s Form N-1A Registration Statement on April 24, 2024 and incorporated herein by reference.

(9)(b)(ii)
Amendment, dated July 21, 2021, to the Foreign Custody Manager Agreement with The Bank of New York
Mellon dated January 6, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 145 to the Registrant’s
Form N-1A Registration Statement on April 24, 2023 and incorporated herein by reference.

(9)(c)
Fund Accounting Agreement, dated January 6, 2003, with The Bank of New York Mellon – Filed as an Exhibit to
Post-Effective Amendment No. 59 to the Registrant’s Form N-1A Registration Statement on February 27, 2004
and incorporated herein by reference.

(9)(c)(i)
Amended Exhibit A, effective May 1, 2024, to the Fund Accounting Agreement with The Bank of New York
Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 147 to the Registrant’s
Form N-1A Registration Statement on April 24, 2024 and incorporated herein by reference.

(9)(c)(ii)
Amendment, effective November 21, 2022, to the Fund Accounting Agreement with The Bank of New York
Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 145 to the Registrant’s
Form N-1A Registration Statement on April 24, 2023 and incorporated herein by reference.

(9)(c)(iii)
Investment Company Reporting Modernization Services Amendment, dated February 1, 2018, to the Fund
Accounting Agreement, dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 132 to the
Registrant’s Form N-1A Registration Statement on April 24, 2018 and incorporated herein by reference.

(9)(c)(iv)
Amendment, dated January 1, 2019, to the Fund Accounting Agreement, dated January 6, 2003, with The Bank of
New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 135 to the Registrant’s Form N-1A
Registration Statement on April 25, 2019 and incorporated herein by reference.

(10)(a)
Seventh Amended and Restated Distribution Plan with Voya Investors Trust for Service 2 Class shares, effective
November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 147 to the Registrant’s Form N-1A
Registration Statement on April 24, 2024 and incorporated herein by reference.

(10)(b)
Eighth Amended and Restated Shareholder Service and Distribution Plan for Adviser Class Shares, effective
November 21, 2025 – Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form N-1A
Registration Statement on February 18, 2026 and incorporated herein by reference.

(10)(b)(ii)
Waiver Letter, dated May 1, 2025, to Voya Investors Trust from Voya Investments Distributor, LLC, regarding the reduction in fee payable under the Voya Investors Trust Seventh Amended and Restated Shareholder Service and
Distribution Plan for the Adviser Class shares of Voya Global Perspectives® Portfolio from May 1, 2025 through
May 1, 2026 – Filed as an Exhibit to Post-Effective Amendment No. 149 to the Registrant’s Form N-1A
Registration Statement on April 28, 2025 and incorporated herein by reference.

(10)(c)
Fifth Amended and Restated Shareholder Service Plan for Service Class and Service 2 Class Shares, effective
November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 147 to the Registrant’s Form N-1A
Registration Statement on April 24, 2024 and incorporated herein by reference.

(10)(c)(ii)
Waiver Letter, dated May 1, 2026, to waive a portion of the shareholder service fee for Service Class Shares of
Voya U.S. Stock Index Portfolio from May 1, 2026 through May 1, 2027 – Filed as an Exhibit to Post-Effective
Amendment No. 150 to the Registrant’s Form N-1A Registration Statement on February 18, 2026 and
incorporated herein by reference.

(10)(d)
Fourth Amended and Restated Shareholder Service and Distribution Plan for Adviser Class shares effective
November 16, 2023 (Voya Retirement Portfolios) – Filed as an Exhibit to Post-Effective Amendment No. 147 to
the Registrant’s Form N-1A Registration Statement on April 24, 2024 and incorporated herein by reference.

(10)(d)(i)
Amended Schedule A, dated October 2025, to the Fourth Amended and Restated Shareholder Service and
Distribution Plan for Adviser Class shares effective November 16, 2023 (Voya Retirement Portfolios) – Filed as
an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form N-1A Registration Statement on
February 18, 2026 and incorporated herein by reference.

(10)(d)(ii)
Waiver Letter, dated May 1, 2026, to waive a portion of the distribution fee for Adviser Class shares of Voya
Retirement Portfolios for the period from May 1, 2026 through May 1, 2027 –  Filed as an Exhibit to
Post-Effective Amendment No. 150 to the Registrant’s Form N-1A Registration Statement on February 18, 2026
and incorporated herein by reference.

(10)(e)
Second Amended and Restated Shareholder Service and Distribution Plan for Adviser Class shares effective
November 16, 2023 (Voya U.S. Stock Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No.
147 to the Registrant’s Form N-1A Registration Statement on April 24, 2024 and incorporated herein by reference.

(10)(f)
Sixth Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3 for Voya Investors Trust, approved
May 1, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 148 to the Registrant’s Form N-1A
Registration Statement on February 14, 2025 and incorporated herein by reference.

(10)(f)(i)
Amended Schedule A, dated May 1, 2025, to the Sixth Amended and Restated Multiple Class Plan Pursuant to
Rule 18f-3 for Voya Investors Trust – Filed as an Exhibit to Post-Effective Amendment No. 150 to the
Registrant’s Form N-1A Registration Statement on February 18, 2026 and incorporated herein by reference.

(11)	Opinion and Consent of Counsel – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement (333-294276) on March 13, 2026 and incorporated herein by reference.
(12)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences – Filed herein.
(13)(a)
Securities Lending Agreement and Guaranty with The Bank of New York Mellon and Schedule I, dated August 7,
2003 – Filed as an Exhibit to Post-Effective Amendment No. 59 to the Registrant’s Form N-1A Registration
Statement on February 27, 2004 and incorporated herein by reference.

(13)(a)(i)
Amended Exhibit A, effective April 4, 2022, with respect to the Securities Lending Agreement and Guaranty, dated August 7, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 142 to the Registrant’s Form N-1A
Registration Statement on April 21, 2022 and incorporated herein by reference.

(13)(a)(ii)
Global Securities Lending Supplement – Filed as an Exhibit to Post-Effective Amendment No. 63 to the
Registrant’s Form N-1A Registration Statement on April 11, 2005 and incorporated herein by reference.

(13)(a)(iii)
Amendment, effective October 1, 2011, to the Securities Lending Agreement and Guaranty, dated August 7, 2003
– Filed as an Exhibit to Post-Effective Amendment No. 132 to the Registrant’s Form N-1A Registration Statement
on April 24, 2018 and incorporated herein by reference.

(13)(a)(iv)
Amendment, effective March 21, 2019, to the Securities Lending Agreement and Guaranty, dated August 7, 2003
– Filed as an Exhibit to Post-Effective Amendment No. 135 to the Registrant’s Form N-1A Registration Statement
on April 25, 2019 and incorporated herein by reference.

(13)(a)(v)
Amendment, effective March 26, 2019, to the Securities Lending Agreement and Guaranty, dated August 7, 2003
– Filed as an Exhibit to Post-Effective Amendment No. 135 to the Registrant’s Form N-1A Registration Statement
on April 25, 2019 and incorporated herein by reference.

(13)(a)(vi)
Amendment, effective March 30, 2023, to the Securities Lending Agreement and Guaranty, dated August 7, 2003
– Filed as an Exhibit to Post-Effective Amendment No. 145 to the Registrant’s Form N-1A Registration Statement
on April 24, 2023 and incorporated herein by reference.

(13)(a)(vii)
Amendment, effective September 25, 2024, to the Securities Lending Agreement and Guaranty with The Bank of
New York Mellon dated August 7, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 149 to the
Registrant’s Form N-1A Registration Statement on April 28, 2025 and incorporated herein by reference.

(13)(a)(viii)
Amendment, effective May 1, 2025, to the Securities Lending Agreement and Guaranty with The Bank of New
York Mellon dated August 7, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s
Form N-1A Registration Statement on February 18, 2026 and incorporated herein by reference.

(13)(b)
Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Services (US)
Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc.) and Voya Investors Trust – Filed as an Exhibit to
Post-Effective Amendment No. 95 to the Registrant’s Form N-1A Registration Statement on April 30, 2009 and
incorporated herein by reference.

(13)(b)(i)
Amendment, effective May 1, 2024, to the Transfer Agency Services Agreement, dated February 25, 2009, between the Registrant and BNY Mellon Investment Servicing (US) Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 149 to the Registrant’s Form N-1A Registration Statement on April 28, 2025 and incorporated herein by reference.

(13)(b)(ii)
Amendment, effective February 9, 2023, to the Transfer Agency Services Agreement, dated February 25, 2009, between the Registrant and BNY Mellon Investment Servicing (US) Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 145 to the Registrant’s Form N-1A Registration Statement on April 24, 2023 and incorporated herein by reference.

(13)(b)(iii)
Amendment, effective November 21, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, between the Registrant and BNY Mellon Investment Servicing (US) Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 145 to the Registrant’s Form N-1A Registration Statement on April 24, 2023 and incorporated herein by reference.

(13)(b)(iv)
Amendment, effective November 18, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, between the Registrant and BNY Mellon Investment Servicing (US) Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 145 to the Registrant’s Form N-1A Registration Statement on April 24, 2023 and incorporated herein by reference.

(13)(b)(v)
Amendment, effective October 21, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, between, the Registrant and BNY Mellon Investment Servicing (US) Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 145 to the Registrant’s Form N-1A Registration Statement on April 24, 2023 and incorporated herein by reference.

(13)(b)(vi)
Amendment, effective April 4, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, between, the Registrant and BNY Mellon Investment Servicing (US) Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 145 to the Registrant’s Form N-1A Registration Statement on April 24, 2023 and incorporated herein by reference.

(13)(b)(vii)
Amendment, effective May 1, 2020, to the Transfer Agency Services Agreement, dated February 25, 2009, between, the Registrant and BNY Mellon Investment Servicing (US) Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 138 to the Registrant’s Form N-1A Registration Statement on April 23, 2020 and incorporated herein by reference.

(13)(b)(viii)
Amendment, effective November 5, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, between the Registrant and BNY Mellon Investment Servicing (US) Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 137 to the Registrant’s Form N-1A Registration Statement on February 11, 2020 and
incorporated herein by reference.

(13)(b)(ix)
Amendment, effective May 1, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, between the Registrant and BNY Mellon Investment Servicing (US) Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 137 to the Registrant’s Form N-1A Registration Statement on February 11, 2020 and
incorporated herein by reference.

(13)(b)(x)
Amendment, effective January 1, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, between the Registrant and BNY Mellon Investment Servicing (US) Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 135 to the Registrant’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

(13)(b)(xi)
Amendment effective February 8, 2011, to the Transfer Agency Services Agreement, dated February 25, 2009, between the Registrant and BNY Mellon Investment Servicing (US) Inc.– Filed as an Exhibit to Post-Effective
Amendment No. 106 to the Registrant’s Form N-1A Registration Statement on April 27, 2011 and incorporated herein by reference.

(13)(c)
Allocation Agreement dated May 24, 2002 – Fidelity Bond – Filed as an Exhibit to Post-Effective Amendment
No. 60 to the Registrant’s Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

(13)(c)(i)
Amended Schedule A, dated February 28 2025, with respect to the Allocation Agreement – Fidelity Bond – Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form N-1A Registration Statement on
February 18, 2026 and incorporated herein by reference.

(13)(d)
Allocation Agreement dated May 24, 2002 – Directors & Officers Liability – Filed as an Exhibit to Post-Effective
Amendment No. 60 to the Registrant’s Form N-1A Registration Statement on April 30, 2004 and incorporated herein by reference.

(13)(d)(i)
Amended Schedule A, dated July 2021, with respect to the Allocation Agreement – Directors and Officers
Liability – Filed as an Exhibit to Post-Effective Amendment No. 142 to the Registrant’s Form N-1A Registration
Statement on April 21, 2022 and incorporated herein by reference.

(13)(e)
Amended and Restated Proxy Agent Fee Allocation Agreement, effective August 21, 2003, as amended and restated on January 1, 2008 between the Registrant, Voya Investments, LLC, and Voya Investment Management
Co. LLC – Filed as an Exhibit to Post-Effective Amendment No. 118 to the Registrant’s Form N-1A Registration
Statement on April 28, 2015 and incorporated herein by reference.

(13)(e)(i)
Amended Schedule A, dated July 2021, with respect to the Amended and Restated ISS Proxy Voting Fee
Allocation Agreement – Filed as an Exhibit to Post-Effective Amendment No. 142 to the Registrant’s Form N-1A
Registration Statement on April 21, 2022 and incorporated herein by reference.

(13)(f)
FT Interactive Fee Allocation Agreement effective as of August 21, 2003 between FT Interactive Data
Corporation and ING Investments, LLC. – Filed as an Exhibit to Post-Effective Amendment No. 142 to the
Registrant’s Form N-1A Registration Statement on April 21, 2022 and incorporated herein by reference.

(13)(f)(i)
Amended Schedule A, dated July 2021, with respect to the FT Interactive Fee Allocation Agreement – Filed as an
Exhibit to Post-Effective Amendment No. 142 to the Registrant’s Form N-1A Registration Statement on April 21,
2022 and incorporated herein by reference.

(13)(f)(ii)
Form of Amendment No. 63 FundRun Schedule of Data Services, effective October 21, 2022 with respect to ICE
Data Pricing & Reference Data, LLC (formerly FT Interactive Data Corporation) – Filed as an Exhibit to
Amendment No. 144 (811-05629) to the Registrant’s Form N-1A Registration Statement on October 24, 2022 and
incorporated herein by reference.

(13)(g)
Amended and Restated Bank of New York-Wilshire Atlas/Axion Attribution and Risk Analysis System Fee
Allocation Agreement effective July 6, 2006 as amended and restated January 1, 2007 between the Registrant and
Voya Investments, LLC – Filed as an Exhibit to Post-Effective Amendment No. 77 to the Registrant’s Form N-1A
Registration Statement on April 27, 2007 and incorporated herein by reference.

(13)(g)(i)
Amended Schedule A and Schedule B, dated November 2013, to the Amended and Restated Bank of New
York-Wilshire Atlas/Axiom Attribution and Risk Analysis System Fee Allocation Agreement – Filed as an Exhibit
to Post-Effective Amendment No. 140 to the Registrant’s Form N-1A Registration Statement on April 26, 2021
and incorporated herein by reference.

(13)(h)
Global Industry Classification Standards Services Fee Allocation Agreement, dated May 1, 2007, between ING
Funds Services, LLC, ING Funds Distributor, LLC and Morgan Stanley Capital International, Inc. – Filed as an
Exhibit to Post-Effective Amendment No. 142 to the Registrant’s Form N-1A Registration Statement on April 21,
2022 and incorporated herein by reference.

(13)(h)(i)
Amended Schedule A, dated July 2021, with respect to the Global Industry Classification Standards Services Fee
Allocation Agreement, dated May 1, 2007 – Filed as an Exhibit to Post-Effective Amendment No. 142 to the
Registrant’s Form N-1A Registration Statement on April 21, 2022 and incorporated herein by reference.

(13)(i)
Amended and Restated Investment Company Institute Fee Allocation Agreement, effective March 24, 2004, amended and restated January 1, 2007 – Filed as an Exhibit to Post-Effective Amendment No. 142 to the
Registrant’s Form N-1A Registration Statement on April 21, 2022 and incorporated herein by reference.

(13)(i)(i)
Amended Schedule A, dated July 2021, with respect to the Amended and Restated Investment Company Institute
Fee Allocation Agreement, effective March 24, 2004, amended and restated January 1, 2007 – Filed as an Exhibit to Post-Effective Amendment No. 142 to the Registrant’s Form N-1A Registration Statement on April 21, 2022
and incorporated herein by reference.

(13)(i)(ii)
Amendment effective January 1, 2006 to the Amended and Restated Investment Company Institute Fee Allocation
Agreement, effective March 24, 2004, amended and restated January 1, 2007 – Filed as an Exhibit to
Post-Effective Amendment No. 142 to the Registrant’s Form N-1A Registration Statement on April 21, 2022 and
incorporated herein by reference.

(13)(i)(iii)
Amendment effective March 1, 2006 to the Amended and Restated Investment Company Institute Fee Allocation
Agreement, effective March 24, 2004, amended and restated January 1, 2007 – Filed as an Exhibit to
Post-Effective Amendment No. 142 to the Registrant’s Form N-1A Registration Statement on April 21, 2022 and
incorporated herein by reference.

(13)(j)
Fund of Funds Investment Agreement with BlackRock, Inc. dated January 19, 2022 – Filed as an Exhibit to
Amendment No. 144 (811-05629) to the Registrant’s Form N-1A Registration Statement on October 24, 2022 and
incorporated herein by reference.

(13)(j)(i)
Amended and Restated Schedule A, dated April 24, 2025 to the Fund of Funds Investment Agreement with
BlackRock, Inc. dated January 19, 2022 – Filed as an Exhibit to Post-Effective Amendment No. 150 to the
Registrant’s Form N-1A Registration Statement on February 18, 2026 and incorporated herein by reference.

(13)(k)
Fund of Funds Investment Agreement with DBX ETF Trust, dated January 19, 2022 – Filed as an Exhibit to
Amendment No. 144 (811-05629) to the Registrant’s Form N-1A Registration Statement on October 24, 2022 and
incorporated herein by reference.

(13)(k)(i)
Amended and Restated Schedule A, dated July 15, 2025 to the Fund of Funds Investment Agreement with DBX
ETF Trust dated January 19, 2022 – Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s
Form N-1A Registration Statement on February 18, 2026 and incorporated herein by reference.

(13)(l)
Fund of Funds Investment Agreements with Charles Schwab Investment Management, Inc. dated January 19,
2022 – Filed as an Exhibit to Amendment No. 144 (811-05629) to the Registrant’s Form N-1A Registration
Statement on October 24, 2022 and incorporated herein by reference.

(13)(l)(i)
Amendment dated April 5, 2022 to the Fund of Funds Investment Agreement with Charles Schwab Investment
Management, Inc. dated January 19, 2022 – Filed as an Exhibit to Amendment No. 144 (811-05629) to the
Registrant’s Form N-1A Registration Statement on October 24, 2022 and incorporated herein by reference.

(13)(m)
Fund of Funds Investment Agreement with SPDR Series Trust, SPDR Index Shares Funds and SSGA Active Trust
dated October 5, 2022 – Filed as an Exhibit to Post-Effective Amendment No. 145 to the Registrant’s Form N-1A
Registration Statement on April 24, 2023 and incorporated herein by reference.

(13)(m)(i)
Amendment to the Fund of Funds Investment Agreement, dated July 15, 2025, with SPDR Series Trust, SPDR
Index Shares Funds and SSGA Active Trust dated October 5, 2022 – Filed as an Exhibit to Post-Effective
Amendment No. 150 to the Registrant’s Form N-1A Registration Statement on February 18, 2026 and
incorporated herein by reference.

(13)(n)
Fund of Funds Investment Agreement with Teachers Advisors, LLC dated January 19, 2022 – Filed as an Exhibit to Amendment No. 144 (811-05629) to the Registrant’s Form N-1A Registration Statement on October 24, 2022
and incorporated herein by reference.

(13)(n)(i)
First Amendment dated April 5, 2022 to the Fund of Funds Investment Agreement with Teachers Advisors, LLC dated January 19, 2022 – Filed as an Exhibit to Amendment No. 144 (811-05629) to the Registrant’s Form N-1A
Registration Statement on October 24, 2022 and incorporated herein by reference.

(13)(n)(ii)
Second Amendment dated February 3, 2023 to the Fund of Funds Investment Agreement with Teachers Advisors,
LLC dated January 19, 2022 – Filed as an Exhibit to Post-Effective Amendment No. 145 to the Registrant’s Form
N-1A Registration Statement on April 24, 2023 and incorporated herein by reference.

(13)(o)
Fund of Funds Investment Agreement with The Vanguard Group dated January 19, 2022 as amended April 1,
2022 – Filed as an Exhibit to Amendment No. 144 (811-05629) to the Registrant’s Form N-1A Registration
Statement on October 24, 2022 and incorporated herein by reference.

(13)(o)(i)
Amended Schedule A dated September 26, 2022 to the Fund of Funds Investment Agreement with The Vanguard
Group dated January 19, 2022 as amended April 1, 2022 – Filed as an Exhibit to Amendment No. 144
(811-05629) to the Registrant’s Form N-1A Registration Statement on October 24, 2022 and incorporated herein by reference.

(13)(p)
Funds of Funds Investment Agreement with BNY Mellon ETF Investment Adviser, LLC dated January 25, 2023 –
Filed as an Exhibit to Post-Effective Amendment No. 145 to the Registrant’s Form N-1A Registration Statement
on April 24, 2023 and incorporated herein by reference.

(13)(q)
Funds of Funds Investment Agreement with The Select Sector SPDR Trust, dated May 3, 2023 – Filed as an
Exhibit to Post-Effective Amendment No. 146 to the Registrant’s Form N-1A Registration Statement on
February 14, 2024 and incorporated herein by reference.

(13)(q)(i)
Amendment to the Funds of Funds Investment Agreement dated July 15, 2025, with the Select Sector SPDR
Trust, dated May 3, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 150 to the Registrant’s Form
N-1A Registration Statement on February 18, 2026 and incorporated herein by reference.

(13)(r)
Fund Administration Support Services Agreement between Voya Investments, LLC and The Bank of New York
Mellon (Redacted) dated July 29, 2022 – Filed as an Exhibit to Post-Effective Amendment No. 145 to the
Registrant’s Form N-1A Registration Statement on April 24, 2023 and incorporated herein by reference.

(14)	Consent of Independent Registered Public Accounting Firm – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement (333-294276) on April 22, 2026 and incorporated herein by reference.
(15)	Not applicable.
(16)	Powers of Attorney – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement (333-294276) on March 16, 2026 and incorporated herein by reference.
(17)	Not applicable.
Item 17. Undertakings
1. The Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
2. The Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.
3. The Registrant agrees to file an executed copy of the opinion of counsel supporting the tax consequences of the proposed reorganization as an amendment to this Registration Statement within a reasonable time after receipt of such opinion.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 462(d) under the 1933 Act and has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale and the State of Arizona on the 28th day of July 2026.

VOYA INVESTORS TRUST

By:	/s/ Joanne F. Osberg
Joanne F. Osberg
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Christian G. Wilson*	President, Chief/Principal Executive Officer, and Interested Trustee	July 28, 2026
Todd Modic*	Senior Vice President, Chief/Principal Financial Officer and	July 28, 2026
Assistant Secretary
Fred Bedoya*	Vice President, Principal Accounting Officer and Treasurer	July 28, 2026
Colleen D. Baldwin*	Trustee	July 28, 2026
John V. Boyer*	Trustee	July 28, 2026
Jody T. Foster*	Trustee	July 28, 2026
Dennis A. Johnson*	Trustee	July 28, 2026
Joseph E. Obermeyer*	Trustee	July 28, 2026
Christopher P. Sullivan*	Trustee	July 28, 2026

Mark R. Wetzel*	Trustee	July 28, 2026

*By: /s/ Joanne F. Osberg Joanne F. Osberg Attorney-in-Fact**

**Powers of Attorney for Christian G. Wilson, Todd Modic, Fred Bedoya, and each Trustee – Filed as an Exhibit to the Registrant’s From N-14 Registration Statement (333-294276) on March 13, 2026 and incorporated herein by reference.